445 Pine Avenue, Goleta, CA 93117	NEWS RELEASE
FOR IMMEDIATE RELEASE
Contact:	Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	http://www.communitywestbank.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Announces 2007 Earnings

Book Value Per Share Increases to $8.51

Goleta, California, January 22, 2008 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported net income of $748,000, or $.12 per share diluted, for the quarter ended December 31, 2007 (2007 Q4), compared to $1,289,000, or $.21 per share diluted, for the quarter ended December 31, 2006 (2006 Q4).  For the year ended December 31, 2007, the Company reported net income of $3,789,000, or $.63 per share diluted, compared to $5,328,000, or $.89 per share diluted, for the year ended December 31, 2006.

Net Interest Income

Net interest income for the comparative quarter ended December 31, 2007 increased by only $405,000, primarily because the Company’s net interest margin decreased by 42 basis points, to 4.21% for 2007 Q4 from 4.63% for 2006 Q4.

Total interest income for the comparative quarter ended December 31, 2007 increased by $1,538,000.  A $1,798,000 increase is attributed to the strong comparative growth in interest-earning assets, primarily in the commercial lending, SBA and manufactured housing portfolios; and, is partially offset by a $260,000 decrease attributed to lower interest rates.

Interest expense on deposits for the comparative three-month period increased by $879,000.  $699,000 of the increase is attributed to interest-bearing deposit growth and $180,000 is attributed to higher interest rates.  Interest expense on borrowings increased $254,000, substantially all of which is related to a volume increase.

Provision for Loan Losses

The Company recorded a higher comparable loss provision for both the three-month and year-to-date periods.  The increase reflects management’s assessment of credit risk for the Company.  While the non-performing loans increased from $4.6 million at December 31, 2006 to $15.5 million at December 31, 2007, most of the increase is attributed to two real estate loans, for which the Company believes it has adequate collateral.

Non-Interest Income and Non-Interest Expenses

Non-interest income decreased by $557,000 from 2006 Q4 compared to 2007 Q4, primarily from a decline in loan fees and a decrease in gain on loan sales, resulting from the Company’s strategic decision to sell fewer SBA loans.

The Company continues to efficiently manage non-interest expenses as there was only a $403,000 increase in such expenses, which included personnel expenses, including non-qualifying stock options, sub-lease costs related to a former loan and overhead related to Company growth.

BALANCE SHEET

The Company’s total assets increased $93.8 million to $610.4 million at December 31, 2007 compared to $516.6 million at December 31, 2006.  Net loans increased by $87.6 million and combined liquid assets and investment securities increased by a net of $3.8 million.

On the funding side, as of December 31, 2007, deposits increased by $65.0 million while FHLB advances increased by $26.0 million over December 31, 2006.

CAPITAL

As of December 31, 2007, the Company had $50.2 million in total shareholders’ equity, or 8.22% of consolidated total assets, and book value per share was $8.51.

DIVIDEND DECLARED

The Board of Directors announced that they have declared a regular quarterly dividend of $.06 per common share, payable February 15, 2008 to shareholders of record as of the close of business on February 1, 2008.  At this quarterly rate, the annual dividend is equivalent to $.24 per common share.

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “2007 proved to be an especially challenging year for the banking industry with the unpredictable interest rate environment and general market turmoil relating to numerous financial services’ companies.  While this will likely continue into the first part of 2008, we are cautiously optimistic about the Company’s prospects.  Internally, we continue to focus on our core competencies and the execution of our strategic plan, which allowed us to grow the Company’s assets and position us for 2008 and beyond.  We are very pleased that, in 2007, the Company grew its net loans by $87.6 million.  In 2008 Q1, to better serve our current customers and to assist in attracting new business, we will move our downtown Santa Barbara branch into a larger and more efficient location.”

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in California, Alabama, Arizona, Colorado, Florida, Georgia, Maryland, North Carolina, Ohio, Oregon, South Carolina, Tennessee and Washington.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Interest income	$12,139	$10,601	$46,841	$39,303
Interest expense	6,024	4,891	22,834	16,804
Net interest income	6,115	5,710	24,007	22,499
Provision for loan losses	528	152	1,297	489
Net interest income after provision for loan losses	5,587	5,558	22,710	22,010
Non-interest income	1,056	1,613	4,845	5,972
Non-interest expenses	5,344	4,941	21,000	18,832

Income before income taxes	1,299	2,230	6,555	9,150
Provision for income taxes	551	941	2,766	3,822

NET INCOME	$748	$1,289	$3,789	$5,328

Earnings per share:
Basic	$0.13	$0.22	$0.65	$0.92
Diluted	0.12	0.21	0.63	0.89

Weighted average shares:
Basic	5,891	5,805	5,862	5,785
Diluted	6,005	6,019	6,022	6,001

Selected average balance sheet items
Average assets	$591,875	$503,993	$563,493	$474,465
Average gross loans	523,532	442,402	493,902	412,946
Average deposits	422,100	361,934	406,488	349,810

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)
	December 31
	2007	2006

Cash and cash equivalents	$9,289	$11,343
Interest-earning deposits in other financial institutions	778	536
Investment securities	38,281	32,632
Loans:
Held for sale	110,415	75,795
Held for investment	433,162	379,703
Less: Allowance	(4,412)	(3,926)
Net held for investment	428,750	375,777
NET LOANS	539,165	451,572

Other assets	22,913	20,532

TOTAL ASSETS	$610,426	$516,615

Deposits	$433,739	$368,747
FHLB advances	121,000	95,000
Other liabilities	5,528	6,048
TOTAL LIABILITIES	560,267	469,795

Stockholders' equity	50,159	46,820

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$610,426	$516,615

Shares outstanding	5,895	5,815

Book value per share	$8.51	$8.05

Non-performing loans	$15,535	$4,567